Pricing Supplement No. F5 To the Product Supplement No. F-I dated September 22, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 October 14, 2010
$1,021,000 1 Year 9.75% per annum Reverse Convertible Securities due October 19, 2011 Linked to the Common Stock of Caterpillar Inc.

General
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The securities are designed for investors who seek a higher interest rate than the current dividend yield on the Reference Shares or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of the Reference Shares, be willing to accept the risks of owning equities in general and the common stock of Caterpillar Inc. in particular, and be willing to lose some or all of their investment. Any interest payments and any payment at maturity are subject to our ability to pay our obligations as they become due.

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The securities will pay interest quarterly in arrears at an interest rate of 9.75% per annum. However, the securities do not guarantee any return of your principal amount at maturity. Instead, the payment at maturity will be based on whether the closing price of the Reference Shares is less than or equal to the Knock-In Price on any trading day during the Observation Period and on the Underlying Return, as described below.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing October 19, 2011†.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
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The securities priced on October 14, 2010 (the “Trade Date”) and are expected to settle on October 19, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Reference Shares:
The securities are linked to the common stock of Caterpillar Inc., par value $1.00 per share. The Reference Shares trade on the New York Stock Exchange under the ticker symbol “CAT.” For additional information on the Reference Shares, see “The Reference Shares” herein.

Interest Rate:	9.75% per annum, calculated on a 30/360 basis.
Interest Payment Dates:
Interest on the securities will be payable quarterly in arrears on January 19, 2011, April 19, 2011, July 19, 2011 and the Maturity Date (each, an “Interest Payment Date”) to the holders of record at the close of business on the third calendar day prior to each Interest Payment Date.

Redemption Amount:	At maturity, you will be entitled to receive a Redemption Amount based upon the performance of the Reference Shares during the Observation Period, calculated as follows:
• If a Knock-In Event has not occurred, you will be entitled to receive a cash payment equal to 100% of the principal amount of your securities.
•
If a Knock-In Event has occurred and the Final Share Price is greater than or equal to the Initial Share Price, you will be entitled to receive a cash payment equal to 100% of the principal amount of your securities.

•
If a Knock-In Event has occurred and the Final Share Price is less than the Initial Share Price, you will be entitled to receive a Redemption Amount will equal 100% of the principal amount of your securities multiplied by the sum of one plus the Underlying Return.

If a Knock-In Event has occurred and the Final Share Price is less than the Initial Share Price, you will receive a cash payment that will be less than the principal amount of your securities. You could lose your entire principal amount. Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

Underlying Return	Final Level – Initial Level; provided that the Underlying Return will be subject to a maximum of zero. Initial Level
Knock-In Event:	A Knock-In Event occurs if the closing price of the Reference Shares is less than or equal to the Knock-In Price on any trading day during the Observation Period.
Knock-In Price:	$63.93
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Initial Share Price:	$79.91
Final Share Price:	The closing price of one Reference Share on the Valuation Date, subject to adjustment as described under “Adjustments” herein.
Valuation Date†:	October 14, 2011
Maturity Date†:	October 19, 2011
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EC36
† The Valuation Date is subject to postponement if such date is not an exchange business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described herein.
Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$27.50	$972.50
Total	$1,021,000.00	$28,077.50	$992,922.50

(1) We or one of our affiliates will pay discounts and commissions of $27.50 per $1,000 principal amount of securities in connection with the distribution of the securities.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,021,000.00	$72.80

Credit Suisse

October 14, 2010

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated September 22, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. F-I dated September 22, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909008468/a2194657z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and scenarios below illustrate the hypothetical Redemption Amounts at maturity for a $1,000 principal amount of securities for a hypothetical range of performance of the Reference Shares. The table and the scenarios below assume a hypothetical Initial Share Price of $80 and a Knock-In Price of $64 and a share adjustment factor of 1.0. The following results are based solely on the hypothetical scenarios cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and the scenarios below have been rounded for ease of analysis.

If a Knock-In Event occurs and the Final Share Price is less than the Initial Share Price, you will be entitled to receive on the Maturity Date, in addition to interest payable on the Maturity Date, a Redemption Amount equal to 100% of the principal amount of your securities multiplied by the sum of one plus the Underlying Return. If a Knock-In Event occurs and the Final Share Price is less than the Initial Share Price, you could lose your entire investment in the securities. Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

The amounts in the table and scenarios below do not reflect any interest payments on the securities. You will be entitled to receive interest payable on the Maturity Date in cash regardless of whether or not a Knock-In Event occurs.

		A Knock-In Event Does Not Occur		A Knock-In Event Does Occur
Final Share Price ($)	Underlying Return	Return on the Securities	Redemption Amount	Return on the Securities	Redemption Amount
160.00	100.00%	0.00%	$1,000.00	0.00%	$1,000.00
152.00	90.00%	0.00%	$1,000.00	0.00%	$1,000.00
144.00	80.00%	0.00%	$1,000.00	0.00%	$1,000.00
136.00	70.00%	0.00%	$1,000.00	0.00%	$1,000.00
128.00	60.00%	0.00%	$1,000.00	0.00%	$1,000.00
120.00	50.00%	0.00%	$1,000.00	0.00%	$1,000.00
112.00	40.00%	0.00%	$1,000.00	0.00%	$1,000.00
104.00	30.00%	0.00%	$1,000.00	0.00%	$1,000.00
96.00	20.00%	0.00%	$1,000.00	0.00%	$1,000.00
88.00	10.00%	0.00%	$1,000.00	0.00%	$1,000.00
84.00	5.00%	0.00%	$1,000.00	0.00%	$1,000.00
80.00	0.00%	0.00%	$1,000.00	0.00%	$1,000.00
76.00	−5.00%	0.00%	$1,000.00	−5.00%	$950.00
72.00	−10.00%	0.00%	$1,000.00	−10.00%	$900.00
64.00	−20.00%	N/A	N/A	−20.00%	$800.00
56.00	−30.00%	N/A	N/A	−30.00%	$700.00
48.00	−40.00%	N/A	N/A	−40.00%	$600.00
40.00	−50.00%	N/A	N/A	−50.00%	$500.00
32.00	−60.00%	N/A	N/A	−60.00%	$400.00
24.00	−70.00%	N/A	N/A	−70.00%	$300.00
16.00	−80.00%	N/A	N/A	−80.00%	$200.00
8.00	−90.00%	N/A	N/A	−90.00%	$100.00
0.00	−100.00%	N/A	N/A	−100.00%	$0.00

The following scenarios illustrate how the Redemption Amount is calculated. Regardless of the performance of the Reference Shares or the payment you receive at maturity, you will be entitled to receive interest payments on each of the Interest Payment Dates.

Scenarios 1: The closing price of the Reference Shares increases from the Initial Share Price of $80 to a Final Share Price of $96 and a Knock-In Event does not occur. Since a Knock-In Event has not occurred, the Redemption Amount is equal to the principal amount and the investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Scenario 2: The closing price of the Reference Shares decreases from the Initial Share Price of $80 to a Final Share Price of $72 and a Knock-In Event does not occur. Since a Knock-In Event has not occurred, the Redemption Amount is equal to the principal amount even though the Final Share Price is less than the Initial Share Price and the investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Scenarios 3: The closing price of the Reference Shares increases from the Initial Share Price of $80 to a Final Share Price of $84 and a Knock-In Event does occur. Since a Knock-In Event has occurred but the Final Share Price is greater than the Initial Share Price, the Redemption Amount is equal to the principal amount and the investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Scenario 4: The closing price of the Reference Shares decreases from the Initial Share Price of $80 to a Final Share Price of $56. Since a Knock-In Event has occurred and the Final Share Price is less than the Initial Share Price, the Redemption Amount is equal to $700 per $1,000 principal amount of securities, calculated as follows:

Redemption Amount	=	$1,000 * (1 + Underlying Return)
	=	$1,000 * (1 + ((56 – 80) / 80))
	=	$1,000 * (0.70)
	=	$700

In these circumstances, the investor will be exposed to any depreciation in the price of the Reference Shares from the Initial Share Price to the Final Share Price.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Shares. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of principal. The payment at maturity will be based on whether the closing price of the Reference Shares is less than or equal to the Knock-In Price on any trading day during the Observation Period and whether the Final Share Price is less than the Initial Share Price. Accordingly, you could lose your entire investment in the securities.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Reference Shares, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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THE RETURN ON THE SECURITIES WILL BE AFFECTED BY THE KNOCK-IN PRICE AND THE OCCURRENCE OF A KNOCK-IN EVENT – If the closing price of the Reference Shares is less than or equal to the Knock-In Price on any trading day during the Observation Period, a Knock-In Event will have occurred. If a Knock-In Event has occurred and the Final Share Price is less than the Initial Share Price, the Redemption Amount will be equal to 100% of the principal amount of your securities multiplied by the sum of one plus the Underlying Return, as described above. Such Redemption Amount will most likely be less than the principal amount of the securities and may be zero.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE SHARES – You will not benefit from any appreciation, which may be significant, in the price of the Reference Shares during the term of the securities. If the Final Share Price is greater than or equal to the Initial Share Price, regardless of whether a Knock-In Event occurs, you will be entitled to receive a cash payment of $1,000 per $1,000 principal amount of securities that you hold at maturity, plus accrued and unpaid interest. Accordingly, the return on the securities may be significantly less than the return on a direct investment in the Reference Shares during the term of the securities.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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NO OWNERSHIP RIGHTS IN THE REFERENCE SHARES – As a holder of the securities, you will not have any ownership interest or rights in the Reference Shares, such as voting rights or dividend payments. In addition, the issuer of the Reference Shares will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Reference Shares and the securities.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuer, including extending loans to, or making equity investments in, the Reference Share Issuer or providing advisory services to the Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuer and these reports may or may not recommend that investors buy or hold the Reference Shares. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

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ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for certain events affecting the Reference Shares. However, an adjustment will not be required in response to all events that could affect the Reference Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See “Adjustments” herein.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the price of the Reference Shares on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Reference Shares;

o	the time to maturity of the securities;

o	the dividend rate on the Reference Shares;

o	interest and yield rates in the market generally;

o	the occurrence of certain events to the Reference Shares or the Reference Share Issuer that may or may not require an anti-dilution adjustment;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Reference Share Issuer or markets generally and which may affect the price of the Reference Shares; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Reference Shares and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Reference Shares

Public Information

According to its publicly available filings with the SEC, Caterpillar Inc. (the “Reference Share Issuer”) operates three principal lines of business including machinery, engines and financial products. The Reference Share Issuer’s machinery and engine business includes the design, manufacture, marketing and sales of construction, mining and forestry machinery while the financial business includes a wide range of financing alternatives to customers and dealers of the Reference Share Issuer machinery. The common stock of the Reference Share Issuer, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of CAT in the accompanying product supplement. Information provided to or filed with the SEC by Caterpillar Inc. pursuant to the Exchange Act can be located by reference to SEC file number 001-00768, and can be accessed through www.sec.gov. We do not make any representation that this information is accurate or complete.

Historical Information

The following graph sets forth the historical performance of the Reference Shares based on the closing prices of the Reference Shares from January 3, 2005 through October 14, 2010. The closing price of the Reference Shares on October 14, 2010 was $79.91. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The price source for determining the Final Share Price will be the Bloomberg page “CAT” or any successor page.

The historical prices of the Reference Shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the Reference Shares on any trading day during the Observation Period, including on the Valuation Date. We cannot give you assurance that the performance of the Reference Shares will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the Reference Shares will pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the Reference Shares.

Market Disruption Events

A “market disruption event” is:

(a)       the occurrence or existence of a suspension, absence or material limitation of trading of the Reference Shares on the relevant exchange (as defined below) for the Reference Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange;

(b)       a breakdown or failure in the price and trade reporting systems of the relevant exchange for the Reference Shares as a result of which the reported trading prices for the Reference Shares during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate;

(c)       a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Reference Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable exchange or market; or

(d)       a decision to permanently discontinue trading in such related futures or options contracts,

in each case, as determined by the calculation agent in its sole discretion; and a determination by the calculation agent in its sole discretion that any event described above materially interfered with the Issuer’s ability or the ability of any of the Issuer’s affiliates to effect transactions in the Reference Shares or any instrument related to the Reference Shares or to adjust or unwind all or a material portion of any hedge position in the Reference Shares with respect to the securities.

For the purpose of determining whether a market disruption event has occurred:

(a)       a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or the primary exchange or market for trading in futures or options contracts related to the Reference Shares,

(b)       limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, and

(c)       a suspension of trading in futures or options contracts on the Reference Shares by the primary exchange or market for trading in such contracts, if available, by reason of:

•	a price change exceeding limits set by such exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Reference Shares, as determined by the calculation agent in its sole discretion; and

(d)       a “suspension, absence or material limitation of trading” on the primary exchange or market on which futures or options contracts related to the Reference Shares are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

If the calculation agent determines that a market disruption event exists on the Valuation Date, then the Valuation Date will be postponed to the first succeeding exchange business day on which the calculation agent determines that no market disruption event exists, unless the calculation agent determines that a market disruption event exists on each of the five exchange business days immediately following the scheduled Valuation Date. In that case, (a) the fifth succeeding exchange business day following the scheduled Valuation Date will be deemed to be the Valuation Date, notwithstanding the existence of a market disruption event, and (b) the calculation agent will determine the closing price for the Reference Shares on that fifth succeeding exchange business day using its good faith estimate of the settlement price of the Reference Shares that would have prevailed on the relevant exchange for the Reference Shares on that deemed Valuation Date but for the occurrence of a market disruption event.

If the Valuation Date is postponed as a result of a market disruption event as described above or because the scheduled Valuation Date is not an exchange business day, then the Maturity Date will be postponed to the fifth business day following the Valuation Date as postponed.

“Relevant exchange” means the principal exchange on which the Reference Shares are traded.  “Related exchange” means any exchange on which futures or options contracts relating to the Reference Shares are traded.

If the Maturity Date is postponed as a result of the existence of a market disruption event or because the Valuation Date is not an exchange business day or the Maturity Date is not a business day, no additional interest or other payment will be payable as a result of such postponement.

Adjustments

For the purposes of calculating the closing price of the Reference Shares on any trading day during the Observation Period, the closing price on such trading day will be multiplied by the share adjustment factor, which will initially be set to 1.0.

Stock splits and reverse stock splits

If the Reference Shares are subject to a stock split or reverse stock split, then once such split has become effective, the share adjustment factor will be adjusted so that the new share adjustment factor equals the product of:

•	the prior share adjustment factor, and

•
the number of shares that a holder of one share of the Reference Shares before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends or distributions

If the Reference Shares are subject to a (i) stock dividend, i.e., an issuance of additional shares of the Reference Shares, that is given ratably to all or substantially all holders of the Reference Shares, or (ii) distribution of shares of the Reference Shares as a result of the triggering of any provision of the corporate charter of the Reference Share Issuer or otherwise, then, once the Reference Shares are trading ex-dividend, the share adjustment factor will be adjusted so that the new share adjustment factor equals the prior share adjustment factor plus the product of:

•	the prior share adjustment factor, and

•	the number of additional shares of the Reference Shares issued in the stock dividend or distribution with respect to one share of the Reference Shares.

Non-cash dividends or distributions

If the Reference Share Issuer distributes shares of capital stock, evidences of indebtedness or other assets or property of the Reference Share Issuer to all or substantially all holders of the Reference Shares (other than dividends, distributions or issuances referred to under “—Stock splits and reverse stock splits” or “—Stock dividends or distributions” above or “—Issuance of transferable rights or warrants” or “—Extraordinary cash dividends or distributions” below), then, once the Reference Shares are trading ex-dividend, the share adjustment factor will be adjusted so that the new share adjustment factor equals the product of:

•	the prior share adjustment factor, and

•
a fraction, the numerator of which is the current market price of the Reference Shares and the denominator of which is the amount by which such current market price exceeds the fair market value of such distribution.

The “current market price” of any Reference Share means the arithmetic average of the closing prices of one share of the Reference Shares for the ten exchange business days for the Reference Shares prior to the exchange business day for the Reference Shares immediately preceding the ex-dividend date of the dividend or distribution requiring an adjustment to the share adjustment factor.

The “ex-dividend date,” with respect to a dividend or other distribution on the Reference Shares, means the first trading day for the Reference Shares on which transactions in the Reference Shares trade on the relevant exchange for the Reference Shares without the right to receive that dividend or other distribution.

The “fair market value” of a distribution on the Reference Shares means the value of the property distributed in respect of one share of the Reference Shares in such distribution on the ex-dividend date for such distribution, as determined by the Calculation Agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange or on a non-U.S. securities exchange or market, the fair market value per share or other unit of such distributed property will equal the closing price of one share or other unit of such distributed property on such ex-dividend date, as determined by the Calculation Agent.

Notwithstanding the foregoing, a distribution on the Reference Shares described in clause (a), (d) or (e) of the section entitled “—Reorganization events” below that also would require an adjustment under this section will not cause an adjustment to the share adjustment factor under this “Non-cash dividends or distributions” section and will only be treated as a reorganization event (as defined below) pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization events.” A distribution on the Reference Shares described in the section entitled “—Issuance of transferable rights or warrants” that also would require an adjustment under this section will not cause an adjustment to the share adjustment factor under this “Non-cash dividends or distributions” section and will only cause an adjustment pursuant to the section entitled “—Issuance of transferable rights or warrants.”

Extraordinary cash dividends or distributions

If the Reference Share Issuer pays a dividend or makes another distribution consisting exclusively of cash to all or substantially all holders of the Reference Shares during any fiscal quarter during the term of the securities in an aggregate amount that, together with all other such cash dividends or distributions made previously during such quarterly fiscal period with respect to which an adjustment to the share adjustment factor for the Reference Shares has not previously been made under this “—Extraordinary cash dividends or distributions” section, exceeds the dividend threshold for the Reference Shares, then, once the Reference Shares are trading ex-dividend, the share adjustment factor for the Reference Shares will be adjusted so that the new share adjustment factor for the Reference Shares equals the product of:

•	the prior share adjustment factor, and

•
a fraction, the numerator of which is the current market price of the Reference Shares and the denominator of which is the amount by which such current market price exceeds the aggregate amount in cash per share that the Reference Share Issuer distributes in such cash dividend or distribution together with all other cash dividends or distributions made previously during such quarterly fiscal period with respect to which an adjustment to the share adjustment factor for the Reference Shares has not previously been made under this “—Extraordinary cash dividends or distributions” section to holders of the Reference Shares in excess of the dividend threshold for such dividend or distribution.

For the avoidance of doubt, the share adjustment factor for the Reference Shares may be adjusted more than once in any particular quarterly fiscal period because of cash dividends or distributions that exceed the dividend threshold for such dividends or distributions. If the share adjustment factor has been previously adjusted in a particular quarterly fiscal period because of a cash dividend or distribution that exceeds the dividend threshold for such dividend or distribution, a subsequent adjustment will be made if the Reference Share Issuer pays a cash dividend or makes another distribution during such quarterly fiscal period in an aggregate amount that, together with all other such cash dividends or distributions since the last adjustment to the share adjustment factor (because of cash dividends or distributions that exceed the dividend threshold for the Reference Shares) exceeds the dividend threshold for such dividend or distribution. Such subsequent adjustments to the share adjustment factor will only take into account the cash dividends or distributions during such quarterly fiscal period made since the last adjustment to the share adjustment factor because of cash dividends or distributions that exceed the dividend threshold for the Reference Shares.

The “dividend threshold,” with respect to a dividend or distribution, is equal to the sum of (x) the aggregate amount of any cash dividends or other cash distributions paid per share of the Reference Shares in the quarterly fiscal period immediately preceding the quarterly fiscal period in which the ex-dividend date for such dividend or distribution occurs, plus (y) 10% of the closing price of one share of the Reference Shares on the trading day immediately preceding the ex-dividend date.

Issuance of transferable rights or warrants

If the Reference Share Issuer issues transferable rights or warrants to all holders of the Reference Shares to subscribe for or purchase shares of the Reference Shares, including new or existing rights to purchase shares of the Reference Shares, at an exercise price per share that is less than the closing price of one share of the Reference Shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights and warrants, pursuant to a shareholder’s rights plan or arrangement or otherwise, and if the expiration date of such rights or warrants precedes the Maturity Date, then the share adjustment factor will be adjusted on the business day immediately following the issuance of such transferable rights or warrants so that the new share adjustment factor for the Reference Shares equals the prior share adjustment factor for the Reference Shares plus the product of:

•	the prior share adjustment factor, and

•	the number of shares of the Reference Shares that could be purchased in the market with the cash value of such rights or warrants distributed on one share of the Reference Shares.

The number of shares of the Reference Shares that could be purchased in the market will be based on the closing price of the Reference Shares on the date the new share adjustment factor is determined. The cash value of such rights or warrants, if the rights or warrants are traded on a U.S. national securities exchange or a non-U.S. securities exchange or market, will equal the closing price of such rights or warrants, or, if the rights or warrants are not traded on a U.S. national securities exchange or a non-U.S. securities exchange or market, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new share adjustment factor is determined, provided that if only two such bid prices are available, then the cash value of such rights or warrants will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such rights or warrants will equal such bid.

Reorganization events

If, prior to the Maturity Date,

(a)	there occurs any reclassification or change of the Reference Shares, including, without limitation, as a result of the issuance of tracking stock by the Reference Share Issuer,

(b)
the Reference Share Issuer, or any surviving entity or subsequent surviving entity of the Reference Share Issuer (a “successor entity”), has been subject to a merger, combination or consolidation and is not the surviving entity, or is the surviving entity but all outstanding shares of the Reference Shares are exchanged for or converted into other property,

(c)	any statutory exchange of the shares of Reference Shares of the Reference Share Issuer or any successor entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the Reference Share Issuer is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)
the Reference Share Issuer issues to all of its shareholders equity securities of an issuer other than such Reference Share Issuer, other than in a transaction described in clauses (b), (c) or (d) above (a “spin-off event”), or

(f)
a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the Reference Share Issuer and is consummated and completed for all or substantially all of such shares, as determined by the Calculation Agent in its sole discretion (an event in clauses (a) through (f), a “reorganization event”), then the final share price or, in the case of a spin-off event, the share adjustment factor will be adjusted as set forth below.

If a reorganization event with respect to the Reference Shares, other than a spin-off event, occurs as a result of which the holders of the Reference Shares receive exchange property, then the closing price on any day for the Reference Shares will be determined by reference to the value of the exchange property following the effective date for such reorganization event. The value of the exchange property will be calculated as the sum of the values of the components of the exchange property as described below:

•
If the exchange property consists of securities (including, without limitation, securities of the Reference Share Issuer or securities of foreign issuers represented by ADSs) traded on a U.S. national securities exchange or on a non-U.S. securities exchange or market (“exchange traded securities”), the value of such exchange property will equal the closing price on the relevant exchange or market for such exchange traded securities.

•
if the exchange property consists of cash, property other than exchange traded securities or a combination thereof, the Calculation Agent will value such exchange property as if such exchange property was liquidated on the date holders of the Reference Shares received such non-cash exchange property upon terms that it deems commercially reasonable, and the value of such exchange property will equal the aggregate cash amount, including both the exchange property consisting of cash and the amount resulting from the valuation or liquidation of such non-cash exchange property.

“Exchange property,” with respect to the Reference Shares that is subject to a reorganization event other than a spin-off event, will consist of any shares of the Reference Shares that continue to be held by the holders of the Reference Shares, and any securities, cash or any other assets distributed to the holders of the Reference Shares with respect to one share of the Reference Shares in or as a result of such reorganization event. In the event of any reorganization event in which an offeree may elect to receive cash or other property, exchange property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive the maximum amount of cash, as determined by the Calculation Agent in its sole discretion. No interest will accrue on any exchange property.

In the event exchange property consists of securities, those securities will, in turn, be subject to the adjustments contained herein.

In the case of a tender or exchange offer or going-private transaction for all the outstanding shares of the Reference Share Issuer that is consummated and completed for all or substantially all of such shares and that involves exchange property of a particular type, exchange property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer or going-private transaction with respect to such exchange property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).

The Calculation Agent will be solely responsible for the determination and calculation of the exchange property if a reorganization event occurs, the value thereof and its effect on the Final Share Price.

If a spin-off event with respect to the Reference Shares occurs, then, on and after the ex-dividend date for the distribution of equity securities subject to such spin-off event, the share adjustment factor will be adjusted so that the new share adjustment factor equals the product of:

•	the prior share adjustment factor, and

•
a fraction, the numerator of which is the closing price per share of the Reference Shares on the trading day immediately preceding the ex-dividend date for the Reference Shares with respect to the spin-off event and the denominator of which is the closing price per share of the Reference Shares on the trading day immediately succeeding the ex-dividend date for the Reference Shares with respect to the spin-off event.

As a result, following a spin-off event, holders of the securities will not participate in any way in the returns or market performance of the equity securities issued to holders of the Reference Shares in such spin-off event.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof , all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Under one approach, each security is treated, for U.S. federal income tax purposes, as (1) an option granted to us by you (the “Option”) with respect to the Reference Shares, and (2) a deposit by you with us of cash, in an amount equal to the amount paid for a security (the “Deposit”) to secure your potential obligation under the Option. We intend to treat the securities consistent with this approach.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of a security, each holder agree to treat the securities as consisting of a Deposit and an Option with respect to the Reference Shares for all U.S. federal income tax purposes.  The balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments (one of the requirements of which is that the instruments have a term of more than one year), you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.

It is also possible that the IRS would seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

Alternatively, in the event that the securities have a term of more than one year and reference an equity interest in a “pass-thru entity” within the meaning of Code section 1260 (which includes shares in, among others, an exchange-traded fund, a regulated investment company, a real estate investment trust, a partnership or trust), the IRS might assert that the securities constitute a “constructive ownership transaction.”  If the securities were treated as a constructive ownership transaction, under Code section 1260, all or a portion of your gain, if any, from the securities would be recharacterized as ordinary income, and you would be required to pay additional tax calculated by reference to interest on the tax on such recharacterized income.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

Coupon Payments on the Securities

In accordance with the agreed-upon tax treatment described above, the coupon (the “Coupon”) is comprised of a component that is stated interest on the security, which should be treated as interest on the Deposit of 0.341%, and the balance of the Coupon should be treated as option premium received by the U.S. Holder in respect of the Option to us (the “Option Premium”).

Payment of Redemption Amount and Coupon on the Securities

We will treat the Deposit as a debt obligation issued by us.  Accordingly, we will treat the Coupon as consisting of interest of 0.341% on the Deposit and the balance as Option Premium paid to you.  U.S. Holders should therefore include such interest component of the Coupon in income as received or accrued, based on their method of accounting.

If a knock-in event has not occurred, a U.S. Holder will receive cash equal the principal amount of the security and should recognize short-term capital gain or loss equal to the difference between (1) the cash proceeds so received (other than in respect of any accrued but unpaid coupon on the security, which will be taxed as described above under “—Coupon Payments on the Securities”) and (2) the U.S. Holder’s tax basis in the security.  This difference is expected to equal zero.  The Option should be deemed to have expired unexercised and the Option Premium received should be treated as short-term capital gain at such time.

If a knock-in event has occurred and the security provides for the payment of the redemption amount in cash based on the return of the Reference Shares, a U.S. Holder should recognize short-term capital gain or loss equal to the difference between (1) the cash proceeds so received (other than in respect of any accrued but unpaid coupon on the security, which will be taxed as described above under “—Coupon Payments on the Securities”) plus the Option Premium, and (2) the U.S. Holder’s tax basis in the security (generally equal to the amount of the Deposit).

If a knock-in event has occurred and the security provides for the payment of the redemption amount in physical shares of the Reference Shares, the U.S. Holder should not recognize any gain or loss with respect to the Option (other than with respect to cash received in lieu of fractional shares, as described below). The U.S. Holder should have an adjusted tax basis in all physical shares received (including for this purpose any fractional shares) equal to the Deposit less the total Option Premium received. The U.S. Holder’s holding period for any reference shares received should start on the day after the delivery of the reference shares. The U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares, which should be equal to the U.S. Holder’s basis in all of the reference shares (including the fractional shares), multiplied by a fraction, the numerator of which is the fractional shares and the denominator of which is all of the physical shares (including fractional shares).

Sale or Exchange of the Securities

Upon a sale or exchange of a security, a U.S. Holder should allocate the sale proceeds received between the Deposit and the Option on the basis of their respective fair market values on the date of sale.  The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sale proceeds allocable to the Deposit (other than in respect of any accrued but unpaid coupon on the security, which will be taxed as described above under “—Coupon Payments on the Securities”) and the U.S. Holder’s adjusted tax basis in the Deposit (which will generally equal the issue price of the security).  Generally, there should be no gain or loss with respect to the Deposit.

A U.S. Holder should generally recognize gain or loss with respect to the Option in an amount equal to the difference between the amount of the sale proceeds allocable to the Option and the U.S. Holder’s adjusted tax basis in the Option.  If the value of the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit) exceeds the Deposit, then the U.S. Holder should recognize short-term capital gain equal to the amount of remaining sale proceeds allocable to the Option.  If the value of the Deposit exceeds the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit), then the U.S. Holder should be treated as having paid the buyer an amount equal to the amount of such excess in exchange for the buyer’s assumption of the U.S. Holder’s rights and obligations under the Option (such excess being referred to as “Deemed Payment”).  In such a case, the U.S. Holder should recognize short-term capital loss in an amount equal to the Deemed Payment made by the U.S. Holder to the buyer with respect to the assumption of the Option.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

The U.S. withholding tax consequences of any Coupon payment in respect of the securities is uncertain.  Given the uncertainty, we will withhold U.S. income tax at a rate of 30% on any Coupon payment.  It may be possible for a non-U.S. Holder (a “Non-U.S. Holder”) to take the position that some or all of a Coupon payment is exempt from the 30% U.S. withholding tax or subject to a reduced withholding tax rate under an applicable tax treaty.  Any Non-U.S. Holder taking the position that a Coupon payment is exempt from the 30% withholding tax or eligible for a reduced rate of U.S. withholding tax may seek a refund or credit of any excess amounts withheld by us by filing an appropriate claim for refund with the IRS.

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities, payment of the redemption amount by us in respect to the securities (except to the extent of the Coupon) will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return with respect to the securities could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS.  Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security.  Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend.  If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States.  Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g.,  a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of $27.50 per $1,000 principal amount of securities in connection with the distribution of the securities. CSSU may allow the same discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

CSSU is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse